Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Chimerix, Inc. on Form S-3 (No. 333-255810) of our report dated April 1, 2021 on our audits of the financial statements of Oncoceutics, Inc. as of December 31, 2020 and 2019 and for the years then ended, included in the Current Report on Form 8-K of Chimerix, Inc. filed on May 6, 2021, and our report dated July 1, 2020 on our audits of the financial statements of Oncoceutics, Inc. as of December 31, 2019 and 2018 and for the years then ended, included in the Current Report on Form 8-K/A of Chimerix, Inc. filed on January 19, 2021.  We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Hartford, Connecticut

March 1, 2022